UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    January 25, 2012

LEUCADIA NATIONAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

NEW YORK
(State or Other Jurisdiction of Incorporation)

1-5721	13-2615557
(Commission File Number)	(IRS Employer Identification No.)

315 PARK AVENUE SOUTH, NEW YORK, NEW YORK	10010
(Address of Principal Executive Offices)	(Zip Code)

212-460-1900
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On January 25, 2012, Leucadia National Corporation (the “Company”) sold an aggregate of 100 million common shares of Fortescue Metals Group Ltd (“Fortescue”) for aggregate net cash proceeds of approximately $506.5 million.  The Company will report a net securities gain on the sale of the Fortescue shares of approximately $417.9 million during the first quarter of 2012.  The Company continues to hold 30,586,000 Fortescue common shares.

On January 31, 2012, the Company announced that it intends to call for redemption on March 15, 2012 (the “Redemption Date”) all of the aggregate principal amount outstanding of its 7-1/8% Senior Notes due 2017 (the “Notes”) and all of the aggregate principal amount outstanding of its 8.65% Junior Subordinated Deferrable Interest Debentures due 2027 (the “Debentures”), in each case in accordance with the terms of the indentures governing the Notes and Debentures, as applicable.  The redemption price for the Notes is 103.563% of the principal amount, plus accrued and unpaid interest.  The redemption price for the Debentures is 102.1395% of the principal amount, plus accrued and unpaid interest.  The total cash required to redeem the Notes and the Debentures is approximately $528.3 million, plus accrued and unpaid interest.

The information set forth in the press release issued by the Company on January 31, 2012, attached hereto as Exhibit 99.1, is incorporated herein by reference.

Item 9.01(c).  Exhibits.

Exhibit No.                      Description

99.1           Press Release issued by Leucadia National Corporation on January 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2012

LEUCADIA NATIONAL CORPORATION

	By:	/s/ Joseph A. Orlando
		Name:	Joseph A. Orlando
		Title:	Vice President and Chief Financial Officer

Exhibit Index

Item 9.01.            Financial Statements and Exhibits

(c)           Exhibits

99.1	Press Release issued by Leucadia National Corporation on January 31, 2012

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